FOR IMMEDIATE RELEASE
Wednesday, July 28, 2004

CONTACT:	Molly Dye	or	Andy Beck
	Vice President, Corporate Relations		Senior Vice President and
	(770) 813-6044		Chief Financial Officer (770) 813-6083

AGCO REPORTS SECOND QUARTER RESULTS
Adjusted Earnings Per Share Increases 61%
Full-Year Outlook Raised

     DULUTH, GA – July 28 – AGCO Corporation (NYSE:AG), a worldwide designer, manufacturer and distributor of agricultural equipment, reported adjusted net income, excluding restructuring and other infrequent expenses and restricted stock compensation, of $0.61 per share for the second quarter ended June 30, 2004. For the first six months of 2004, AGCO reported adjusted net income, excluding restructuring and other infrequent expenses and restricted stock compensation, of $0.92 per share. Earnings per share including all items was $0.54 per share for the second quarter ended June 30, 2004 and $0.89 per share for the first six months ended June 30, 2004. These results compare to adjusted net income, excluding restructuring and other infrequent expenses and restricted stock compensation, of $0.38 per share for the second quarter of 2003 and $0.61 per share for the first six months of 2003. Earnings per share including all items was $0.21 per share for the second quarter of 2003 and $0.37 per share for the first six months of 2003. Net sales for the second quarter and first six months of 2004 increased approximately 56% and 52%, respectively, over the comparable periods in 2003.

     “Our strong results for the first half of 2004 reflect improved market conditions and operating margins,” stated Martin Richenhagen, AGCO’s President and Chief Executive Officer. “Based on our first half performance, we are also raising our earnings expectations for the full-year. In addition, we are concentrating on improving our business for the long-term through the development of superior products, continued focus on cost reduction and productivity initiatives and strengthening our distribution networks.”

     Second Quarter and First Half Results

     For the second quarter of 2004, AGCO reported net sales of $1,407.0 million and net income of $48.3 million, or $0.54 per share. Adjusted net income, excluding restructuring and other infrequent expenses and restricted stock compensation, was $55.0 million, or $0.61 per share. For the second quarter of 2003, AGCO reported net sales of $902.7 million and net income of $15.6 million, or $0.21 per share. Adjusted net income, excluding restructuring and other infrequent expenses and restricted stock compensation, in the second quarter 2003 was $29.0 million, or $0.38 per share. The improvement in earnings per share was achieved with an 18% increase in weighted average shares outstanding.

     The following is a reconciliation of adjusted operating income, net income and earnings per share to reported operating income, net income and earnings per share for the quarters ended June 30, 2004 and 2003:

	2004			2003
	(in millions, except per share data)
			Earnings
	Operating	Net	Per	Operating	Net	Earnings
	Income	Income(1)	Share(1)	Income	Income(1)	Per Share(1)
As adjusted	$104.1	$55.0	$0.61	$61.9	$29.0	$0.38
Restructuring and other infrequent expenses (1)	6.0	6.7	0.07	19.2	13.3	0.17
Restricted stock compensation	—	—	—	0.1	0.1	—

As reported	$98.1	$48.3	$0.54	$42.6	$15.6	$0.21

(1)	Net income and earnings per share amounts are after tax
(1)	The restructuring and other infrequent expenses recorded in the second quarter of 2004 relate primarily to an $8.0 million pre-tax write-down ($8.0 million after-tax) of property, plant and equipment associated with the rationalization of the Company’s Randers, Denmark combine manufacturing operations announced in July 2004, offset in part by $2.0 million pre-tax gains ($1.4 million after-tax) related to the sale of machinery and equipment from the Company’s Coventry, England facility, which was closed in 2003, and the reversal of certain Coventry closure reserves. The Company did not record a tax benefit associated with the charges relating to the Randers rationalization. The restructuring and other infrequent expenses in the second quarter of 2003 relate primarily to the closure of the Coventry facility. See footnote 3 to our financial statements for further explanation.

     For the first six months of 2004, AGCO reported net sales of $2,522.7 million and net income of $73.3 million, or $0.89 per share. Adjusted net income, excluding restructuring expenses and restricted stock compensation, was $75.7 million, or $0.92 per share. For the first six months of 2003, AGCO reported net sales of $1,659.9 million and net income of $28.1 million, or $0.37 per share. Adjusted net income, excluding restructuring expenses and restricted stock compensation, for the first six months 2003 was $46.1 million, or $0.61 per share. The increase in earnings per share was achieved on 9% more weighted average shares outstanding.

     The following is a reconciliation of adjusted operating income, net income and earnings per share to reported operating income, net income and earnings per share for the six months ended June 30, 2004 and 2003:

	2004			2003
	(in millions, except per share data)
			Earnings
	Operating	Net	Per	Operating	Net	Earnings
	Income	Income(1)	Share(1)	Income	Income(1)	Per Share(1)
As adjusted	$162.0	$75.7	$0.92	$106.9	$46.1	$0.61
Restructuring and other infrequent (income) expenses(2)	(0.6)	2.1	0.03	26.2	17.8	0.24
Restricted stock compensation	0.3	0.3	—	0.2	0.2	—

As reported	$162.3	$73.3	$0.89	$80.5	$28.1	$0.37

(1)	Net income and earnings per share amounts are after tax
(2)	The restructuring and other infrequent (income) expenses recorded in the first six months of 2004 relate primarily to the first quarter gain on the sale of the Company’s Coventry, England facility of $6.9 million on a pre-tax basis ($4.8 million after-tax) and a second quarter $2.0 million gain on a pre-tax basis ($1.4 million after-tax) on sale of machinery and equipment and reserve reversals related to the Coventry closure in 2003 offset by the second quarter $8.0 million pre-tax write-down ($8.0 million after-tax) of property, plant and equipment associated with the rationalization of the Randers, Denmark combine manufacturing operations. The Company did not record a tax benefit associated with the charges relating to the Randers rationalization. The restructuring and other infrequent expenses in the first six months of 2003 relate primarily to the closure of the Coventry facility. See footnote 3 to our financial statements for further explanation.

     AGCO’s net sales increased 56% for the second quarter and 52% for the first six months of 2004 primarily due to the acquisition of Valtra in January 2004, sales growth in each of the Company’s geographical segments and positive currency translation impacts. Excluding Valtra, which generated net sales of approximately $280.8 million in the second quarter and $506.0 million in the first six months, the consolidation of the GIMA transmission joint venture and the impact of currency translation, net sales increased 18.0% for the second quarter and 11.5% for the first six months compared to 2003. Stronger retail demand, particularly in North America and South America, and positive response to new products contributed to the sales growth.

     Adjusted operating income in 2004 increased $42.2 million in the second quarter and $55.1 million for the first six months compared to 2003, with the increases primarily relating to the contribution of Valtra and higher sales volumes. Operating income in AGCO’s South America operations increased $25.4 million in the quarter and $47.6 million in the first six months due to the addition of Valtra as well as increased sales and production volumes resulting in improved margins. In Europe/Africa/Middle East region, operating income increased $19.8 million in the second quarter and $15.8 million for first six months due primarily to the addition of Valtra as well as currency translation benefits. Productivity improvements achieved in AGCO’s European manufacturing facilities were offset by an unfavorable sales mix in the region. Operating income in North America was $0.6 million lower for the second quarter and $4.2 million lower for the first six months where the impact of higher sales volume was offset by reduced margins due to the impact of the strong Euro on products sourced from European production facilities and higher steel costs. AGCO’s Asia/Pacific region achieved increased operating income in 2004 of $5.0 million for the second quarter and $8.9 million for the first six months primarily resulting from improved market conditions in key markets. AGCO’s adjusted operating income was also negatively impacted by additional non-cash amortization of purchased intangibles resulting from the Valtra acquisition of $3.4 million for the quarter and $7.0 million for the first six months. Reported operating income and net income for the second quarter and first six months also improved in 2004 compared to 2003 due to lower restructuring and other infrequent expenses in 2004.

     Regional Market Results

     North America – Industry unit retail sales of tractors for the first six months of 2004 increased approximately 11% over the comparable prior year period resulting from increases in all tractor segments. Industry unit retail sales of combines were approximately 27% higher than the prior year. AGCO’s unit retail sales of tractors and combines were also higher in the first six months of 2004 over 2003.

     Western Europe – Industry unit retail sales of tractors for the first six months of 2004 increased approximately 4% over the comparable prior period. Retail sales improved in the second quarter in most major markets offsetting first quarter declines. Including the impact of Valtra sales in both periods, AGCO’s unit retail sales for the first six months of 2004 also increased when compared to the prior year period.

     South America – Industry unit retail sales of tractors in the first six months of 2004 increased approximately 3% over the prior year. Tractor demand increased moderately in the largest market of Brazil with more significant increases in Argentina and other South American markets. Industry retail sales of combines for the six months were 40% higher than the prior year, with significant increases in both Brazil and Argentina. Including the impact of Valtra sales in both periods, AGCO’s South American unit retail sales of tractors and combines also increased significantly in the first six months of 2004 compared to the same period in 2003.

     Rest of World Markets – Outside of North America, Western Europe and South America, AGCO’s net sales for the first six months of 2004, excluding Valtra, were relatively flat.

     “Worldwide market conditions continue to remain favorable in 2004,” stated Mr. Richenhagen. “For the balance of the year, we expect North America to remain strong due to high commodity prices and tax incentives, Western Europe to show modest improvement over 2003 which was impacted by the drought and South America to be level with the prior year as subsidized financing programs remain in place. In addition, we expect strong retail sales results in each region supported by favorable markets and continued positive response to our new products.”

     Outlook

     AGCO expects net sales for the full year 2004 to be approximately 45% above 2003 primarily due to the addition of Valtra, improved market conditions and the impact of currency translation. For the full year of 2004, adjusted earnings per share is expected to increase by approximately 40% to 45% over 2003 from the achievement of sales growth and margin improvement. Adjusted earnings per share in 2003 was $1.25 per share. Reported earnings per share is expected to increase by approximately 65% to 70% due the reduction of restructuring and other infrequent expenses incurred in 2003 related to plant closures. For the third quarter of 2004, AGCO expects to improve adjusted earnings per share by approximately 35% to 45% over 2003. Third quarter earnings are expected to benefit from continued sales and margin improvement. Adjusted earnings per share for the third quarter of 2003 was $0.24 per share. Reported earnings per share for the third quarter of 2004 is expected to be approximately 35% higher than 2003.

     Safe Harbor Statement

     Statements which are not historical facts, including projections of future sales, earnings, market conditions and our business plans are forward looking and subject to risks which could cause actual results to differ materially from those suggested by the statements. Although the Company believes that the statements it has made are based on reasonable assumptions, they are based on current information and beliefs and, accordingly, the Company can give no assurance that its statements will be achieved. The Company bases its outlook on key operating, economic and agricultural data which are subject to change including, but not limited to: farm cash income, worldwide demand for agricultural products, commodity prices, grain stock levels, weather, crop production, farmer debt levels, existing government programs and farm-related legislation. Additionally, the Company’s financial results are sensitive to movement in interest rates and foreign currencies, as well as general economic conditions, pricing and product actions taken by competitors, customer acceptance of product introductions, the success of its facility rationalization process and other cost cutting measures, availability of governmental subsidized financing programs, production disruptions and changes in environmental, international trade and other laws which impact the way in which it conducts its business. Further information concerning factors that could significantly affect the Company’s results is included in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2003. The Company disclaims any obligation to update any forward-looking statements.

* * * * *

     The Company will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Wednesday, July 28, 2004. Interested persons can access the conference call via the Company’s website at www.agcocorp.com. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on the Company’s website.

* * * * *

     AGCO Corporation, headquartered in Duluth, Georgia, is a global designer, manufacturer and distributor of agricultural equipment and related replacement parts. AGCO products are distributed in over 140 countries. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage, tillage equipment and implements through more than 9200 independent dealers and distributors around the world. AGCO products are distributed under the brand names AGCO®, Agco Allis®, AgcoStar®, Challenger®, Farmhand®, Fendt®, Fieldstar®, Gleaner®, Glencoe®, Hesston®, LOR*AL®, Massey Ferguson®, New Idea®, RoGator®, SisuDiesel™, Soilteq™, Spra-Coupe®, Sunflower®, TerraGator®, Tye®, Valtra®, White™, and Willmar®. AGCO provides retail financing through AGCO Finance in North America and through Agricredit in the United Kingdom, France, Germany, Ireland, and Brazil. In 2003, AGCO had net sales of $3.5 billion.

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Please visit our website at www.agcocorp.com.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	June 30,	December 31,
	2004	2003
ASSETS
Current Assets:
Cash and cash equivalents	$74.3	$147.0
Accounts and notes receivable, net	797.6	553.6
Inventories, net	1,077.7	803.6
Other current assets	195.1	180.3

Total current assets	2,144.7	1,684.5
Property, plant and equipment, net	536.6	434.2
Investment in affiliates	104.6	91.6
Deferred tax assets	143.0	147.5
Other assets	72.7	63.8
Intangible assets, net	229.2	86.1
Goodwill	670.7	331.7

Total assets	$3,901.5	$2,839.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$6.8	$2.2
Accounts payable	579.0	393.2
Accrued expenses	563.8	490.2
Other current liabilities	38.9	43.5

Total current liabilities	1,188.5	929.1
Long-term debt	1,130.1	711.1
Pensions and postretirement health care benefits	216.7	197.5
Other noncurrent liabilities	122.7	95.6

Total liabilities	2,658.0	1,933.3

Stockholders’ Equity:
Common stock	0.9	0.8
Additional paid-in capital	891.3	590.3
Retained earnings	708.3	635.0
Unearned compensation	(0.3)	(0.5)
Accumulated other comprehensive loss	(356.7)	(319.5)

Total stockholders’ equity	1,243.5	906.1

Total liabilities and stockholders’ equity	$3,901.5	$2,839.4

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended June 30,
	2004	2003
Net sales	$1,407.0	$902.7
Cost of goods sold	1,153.2	744.7

Gross profit	253.8	158.0
Selling, general and administrative expenses	121.0	78.3
Engineering expenses	24.9	17.4
Restricted stock compensation expense	—	0.1
Restructuring and other infrequent expenses	6.0	19.2
Amortization of intangibles	3.8	0.4

Income from operations	98.1	42.6
Interest expense, net	22.6	15.1
Other expense, net	3.4	7.9

Income before income taxes and equity in net earnings of affiliates	72.1	19.6
Income tax provision	28.8	8.7

Income before equity in net earnings of affiliates	43.3	10.9
Equity in net earnings of affiliates	5.0	4.7

Net income	$48.3	$15.6

Net income per common share:
Basic	$0.54	$0.21

Diluted	$0.54	$0.21

Weighted average number of common and common equivalent shares outstanding:
Basic	89.0	75.1

Diluted	89.4	75.6

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Six Months Ended June 30,
	2004	2003
Net sales	$2,522.7	$1,659.9
Cost of goods sold	2,061.2	1,361.9

Gross profit	461.5	298.0
Selling, general and administrative expenses	240.6	157.0
Engineering expenses	51.1	33.3
Restricted stock compensation expense	0.3	0.2
Restructuring and other infrequent (income) expenses	(0.6)	26.2
Amortization of intangibles	7.8	0.8

Income from operations	162.3	80.5
Interest expense, net	45.4	30.1
Other expense, net	8.5	14.6

Income before income taxes and equity in net earnings of affiliates	108.4	35.8
Income tax provision	45.0	16.8

Income before equity in net earnings of affiliates	63.4	19.0
Equity in net earnings of affiliates	9.9	9.1

Net income	$73.3	$28.1

Net income per common share:
Basic	$0.89	$0.37

Diluted	$0.89	$0.37

Weighted average number of common and common equivalent shares outstanding:
Basic	82.2	75.1

Diluted	82.6	75.6

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Six Months Ended June 30,
	2004	2003
Cash flows from operating activities:
Net income	$73.3	$28.1

Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	41.2	28.9
Deferred debt issuance cost amortization	9.5	1.7
Amortization of intangibles	7.8	0.8
Restricted stock compensation	0.2	0.1
Equity in net earnings of affiliates, net of cash received	(4.7)	(3.9)
Deferred income tax expense	1.4	(5.0)
Gain on sale of property, plant and equipment	(7.5)	—
Write-down of property, plant and equipment	7.8	0.5
Changes in operating assets and liabilities net of effects from purchase of businesses:
Accounts and notes receivable, net	(100.0)	(89.7)
Inventories, net	(143.5)	(120.7)
Other current and noncurrent assets	(1.6)	(4.7)
Accounts payable	117.8	6.9
Accrued expenses	10.6	(18.6)
Other current and noncurrent liabilities	(21.3)	7.6

Total adjustments	(82.3)	(196.1)

Net cash used in operating activities	(9.0)	(168.0)

Cash flows from investing activities:
Purchase of property, plant and equipment	(25.0)	(28.1)
Proceeds from sales of property, plant and equipment	36.8	8.7
(Purchase)/sale of businesses, net of cash acquired	(765.4)	—
Proceeds from sale of unconsolidated affiliate	1.8	0.7

Net cash used in investing activities	(751.8)	(18.7)

Cash flows from financing activities:
Proceeds from debt obligations, net	409.2	174.8
Payment of debt issuance costs	(21.1)	—
Proceeds from issuance of common stock	301.0	0.3

Net cash provided by financing activities	689.1	175.1

Effect of exchange rate changes on cash and cash equivalents	(1.0)	2.0

Decrease in cash and cash equivalents	(72.7)	(9.6)
Cash and cash equivalents, beginning of period	147.0	34.3

Cash and cash equivalents, end of period	$74.3	$24.7

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

1.      BASIS OF PRESENTATION

     The condensed consolidated financial statements of AGCO Corporation and subsidiaries (the “Company” or “AGCO”) included herein have been prepared in accordance with United States generally accepted accounting principles for interim financial information and the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, which are of a normal recurring nature, necessary to present fairly the Company’s financial position, results of operations and cash flows at the dates and for the periods presented. These condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and our Form 8-K dated June 6, 2004. Certain reclassifications of previously reported financial information were made to conform to the current presentation. Results for interim periods are not necessarily indicative of the results for the year.

2.      ACQUISITIONS

     On January 5, 2004, the Company acquired the Valtra tractor and diesel engine operations of Kone Corporation, a Finnish company, for €606.1 million, net of approximately €19.8 million cash acquired (approximately $760 million, net). Valtra is a global tractor and off-road engine manufacturer in the Nordic region of Europe and Latin America. The acquisition of Valtra provides the Company with the opportunity to expand its business in significant global markets by utilizing Valtra’s technology and productivity leadership in the agricultural equipment market. The acquired assets and liabilities consist primarily of inventories, accounts receivable, property, plant and equipment, technology, tradenames, trademarks, customer relationships and patents. The results of operations for the Valtra acquisition have been included in the Company’s Condensed Consolidated Financial Statements from the date of acquisition. The Valtra acquisition was accounted for in accordance with SFAS No. 141, “Business Combinations,” and accordingly, the Company has allocated the purchase price to the assets acquired and the liabilities assumed based on a preliminary estimate of fair values as of the acquisition date. This allocation is subject to adjustment and will be completed in 2004. The Company recorded approximately $358.6 million of goodwill and approximately $156.9 million of other identifiable intangible assets such as tradenames, trademarks, technology and related patents, and customer relationship intangibles as part of the purchase price allocation. The Company completed the initial funding of the cash purchase price of Valtra through the issuance of $201.3 million principal amount of convertible senior subordinated notes in December 2003, funds borrowed under the Company’s new revolving credit and term loan facilities which were entered into January 5, 2004, and $100.0 million borrowed under an interim bridge facility that also closed on January 5, 2004 (Note 5).

3.      RESTRUCTURING AND OTHER INFREQUENT EXPENSES

     On July 2, 2004, the Company announced and initiated a plan to restructure its European combine manufacturing operations located in Randers, Denmark. The restructuring plan includes the elimination of the facility’s component manufacturing operations, as well as the rationalization of the combine model range to be assembled in Randers. In connection with the restructuring plan, the Company recorded approximately $8.0 million of restructuring and other infrequent expenses in the second quarter of 2004. The amount recorded represents the impairment and write-down of certain property, plant and equipment within the component manufacturing operation, which was based upon the estimated fair value of the assets compared to their carrying value. The estimated fair value of the equipment was determined based on current conditions in the market. The portion of the land and buildings and the machinery, equipment and tooling eliminated from production will be disposed of or marketed for sale after the facility’s component manufacturing production ceases. The restructuring plan will also result in the termination of approximately 300 employees. The Company is currently negotiating the terms of the proposed employee terminations with local authorities and employee representatives. The employee termination costs associated with the restructuring are expected to be incurred in 2004. The Company also recorded approximately $3.6 million of inventory write-downs reflected in costs of goods sold, related to inventory that was identified as obsolete as a result of the restructuring plan.

     During 2002, the Company announced and initiated a restructuring plan related to the closure of its tractor manufacturing facility in Coventry, England and the relocation of existing production at Coventry to the Company’s Beauvais, France and Canoas, Brazil manufacturing facilities. The components of the restructuring expenses are summarized in the following table:

	Write-down of
	Property,		Employee	Facility
	Plant and	Employee	Retention	Closure
	Equipment	Severance	Payments	Costs	Total
2002 provision	$11.2	$8.3	$18.3	$2.4	$40.2
Less: Non-cash expense	11.2	—	—	—	11.2

Cash expense	—	8.3	18.3	2.4	29.0
2002 cash activity	—	(0.1)	(0.3)	(0.3)	(0.7)

Balances as of December 31, 2002	—	8.2	18.0	2.1	28.3

2003 provision	—	—	10.2	1.8	12.0
2003 cash activity	—	(8.9)	(26.7)	(2.5)	(38.1)
Foreign currency translation	—	1.2	0.5	0.2	1.9

Balances as of December 31, 2003	—	0.5	2.0	1.6	4.1

First quarter 2004 provision	—	—	—	—	—
First quarter 2004 cash activity	—	(0.3)	(0.9)	(0.4)	(1.6)
Foreign currency translation	—	—	0.1	—	0.1

Balances as of March 31, 2004	—	0.2	1.2	1.2	2.6

Second quarter 2004 provision reversal	—	—	(0.2)	(0.4)	(0.6)
Second quarter 2004 cash activity	—	(0.2)	(0.5)	(0.3)	(1.0)
Foreign currency translation	—	—	—	0.1	0.1

Balances as of June 30, 2004	$—	$—	$0.5	$0.6	$1.1

     The write-down of property, plant and equipment represents the impairment of machinery and equipment resulting from the facility closure and was based on the estimated fair value of the assets compared to their carrying value. The estimated fair value of the equipment was determined based on current conditions in the market. The severance costs relate to the termination of 1,051 employees. As of June 30, 2004, 1,041 employees have been terminated. The employee retention payments relate to incentives paid to Coventry employees who remain employed until certain future termination dates and are accrued over the term of the retention period. The facility closure costs include certain noncancelable operating lease terminations and other facility exit costs. During the fourth quarter of 2003, the Company sold machinery and equipment at auction and as a result of those sales, recognized a net gain of approximately $2.0 million. This gain was reflected in “Restructuring and other infrequent expenses” in the Company’s Consolidated Statements of Operations for the year ended December 31, 2003. On January 30, 2004, the Company sold the land, buildings and improvements of the Coventry facility for approximately $41 million, and as a result of that sale, recognized a net gain of approximately $6.9 million. This gain was reflected in “Restructuring and other infrequent expenses in the Company’s Condensed Consolidated Statements of Operations during the first quarter of 2004. The Company received approximately $34.4 million of the sale proceeds on January 30, 2004, with the remainder to be paid on January 30, 2005. The Company is leasing part of the facility back from the buyers for a period of three years, with the ability to exit the lease within two years from the date of the sale. In the second quarter of 2004, the

Company reversed approximately $0.6 million of provisions related to the restructuring that had been previously established. The reversals were necessary to reflect current estimates of remaining obligations related to retention payments, lease termination payouts and other exit costs. In addition, the Company completed the auctions of remaining machinery and equipment, as well as finalized the sale of the facility (and associated selling costs) during the second quarter of 2004, which resulted in an additional $1.4 million net gain related to such actions. The net gain was reflected in “Restructuring and other infrequent expenses” in the Company’s Consolidated Statements of Operations. The $1.1 million of restructuring costs accrued at June 30, 2004 are expected to be incurred during 2004.

     In October 2002, the Company applied to the High Court in London, England, for clarification of a provision in its U.K. pension plan that governs the value of pension payments payable to an employee who is over 50 years old and who retires from service in certain circumstances prior to his normal retirement date. The primary matter before the High Court was whether pension payments to such employees, including those who take early retirement and those terminated due to the closure of the Company’s Coventry facility, should be reduced to compensate for the fact that the pension payments begin prior to a normal retirement age of 65. In December 2002, the High Court ruled against the Company’s position that reduced pension payments are payable in the context of early retirements or terminations. The Company appealed the High Court’s ruling, and in July 2003, the Court of Appeal ruled that employees terminated as a result of the closure of the Coventry facility do not qualify for full pensions, thereby reversing the earlier High Court ruling for this aspect of the case, but ruled that other employees might qualify. The representatives of the beneficiaries of the pension plan sought the right to appeal to the House of Lords, and on March 26, 2004, the House of Lords denied their request.

     As a result of the Court of Appeal’s ruling in that case, certain employees who took early retirement in prior years under voluntary retirement arrangements would be entitled to additional payments, and therefore the Company recorded a charge in the second quarter of 2003, included in “Restructuring and other infrequent expenses”, of approximately £7.5 million ($12.4 million) to reflect its estimate of the additional pension liability associated with previous early retirement programs.

     In addition, during 2002 and 2003, the Company initiated several rationalization plans and recorded restructuring and other infrequent expenses in total of approximately $4.6 million. The expenses primarily related to severance costs and certain lease termination and other exit costs associated with the rationalization of the Company’s European engineering and marketing personnel, certain components of the Company’s German manufacturing facilities located in Kempten and Marktoberdorf, Germany, as well as a European combine engineering rationalization that was initiated during 2003. During the six months ended June 30, 2004, the Company recorded $0.2 million of restructuring and other infrequent expenses associated with these European rationalization initiatives, as well as $0.1 million related to the closure and consolidation of Valtra’s U.S. and Canadian sales offices into the Company’s existing U.S. and Canadian sales organizations. A total of $4.0 million of severance costs have been recorded associated with these activities, and relate to the termination of approximately 215 employees in total. At June 30, 2004, a total of approximately $4.2 million of expenses had been incurred and paid. The remaining accrued balance of $0.7 million as of June 30, 2004 is expected to be incurred during 2004.

4.      GOODWILL AND OTHER INTANGIBLE ASSETS

     The Company’s acquired intangible assets are as follows:

	June 30, 2004		December 31, 2003
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amounts	Amortization	Amounts	Amortization
Amortized intangible assets:
Trademarks and tradenames	$32.8	$(3.1)	$31.8	$(2.5)
Customer relationships	72.4	(4.8)	3.5	(1.0)
Patents and technology	46.3	(3.6)	1.1	(0.2)

Total	$151.5	$(11.5)	$36.4	$(3.7)

Unamortized intangible assets:
Trademarks	$89.2		$53.4

     Changes in the carrying amount of goodwill during the six months ended June 30, 2004 are summarized as follows:

	North	South	Europe/Africa/
	America	America	Middle East	Consolidated
Balance as of December 31, 2003	$165.5	$42.3	$123.9	$331.7
Acquisition	—	70.9	287.7	358.6
Foreign currency translation	—	(6.9)	(12.7)	(19.6)

Balance as of June 30, 2004	$165.5	$106.3	$398.9	$670.7

5.      LONG-TERM DEBT

     Long-term debt consisted of the following at June 30, 2004 and December 31, 2003:

	June 30,	December 31,
	2004	2003
Credit facility	$429.6	$—
1¾% Convertible senior subordinated notes due 2033	201.3	201.3
9½% Senior notes due 2008	250.0	250.0
6⅞% Senior subordinated notes due 2014	243.8	—
8½% Senior subordinated notes due 2006	—	249.3
Other long-term debt	12.2	12.7

	1,136.9	713.3
Less: current portion of long-term debt	(6.8)	(2.2)

Total long-term debt, less current portion	$1,130.1	$711.1

     On January 5, 2004, the Company entered into a new credit facility and borrowed $100.0 million under an interim bridge facility to fund the acquisition of Valtra (Note 2).

     The Company’s new credit facility provides for a $300.0 million multi-currency revolving credit facility, a $300.0 million U.S. dollar denominated term loan and a €120.0 million (or approximately $150.0 million) Euro denominated term loan. The revolving credit facility will mature in March 2008. The maturity date of the revolving credit facility may be extended to December 2008 if the Company’s existing 9½% senior notes due 2008 are refinanced on terms specified by the lenders prior to such date. Both term loans will amortize at the rate of one percent per annum until the maturity date. The maturity date for the term loans is March 2008. The maturity date of the term loans may be extended to June 2009 if the senior notes are refinanced on terms specified by the lenders prior to such date. The revolving credit and term facilities are secured by a majority of the Company’s U.S., Canadian, Finnish and U.K. based assets and a pledge of a portion of the stock of the Company’s domestic and material foreign subsidiaries. Interest accrues on amounts outstanding under the facility, at the Company’s option, at either (1) LIBOR plus a margin ranging between 1.50% and 2.25% based upon the Company’s senior debt ratio or (2) the higher of the administrative agent’s base lending rate or one-half of one percent over the federal funds rate plus a margin ranging between 0.25% and 1.0% based on the Company’s senior debt ratio. The facility contains covenants restricting, among other things, the incurrence of indebtedness and the making of certain payments, including dividends. The Company must also fulfill financial covenants including, among others, a total debt to EBITDA ratio, a senior debt to EBITDA ratio and a fixed charge coverage ratio, as defined in the facility.

     The Company borrowed $100.0 million under a bridge financing facility on January 5, 2004 as discussed above. On April 7, 2004, the bridge loan facility was repaid with proceeds from a common stock offering as described below.

     On April 23, 2004, the Company completed its offering of €200.0 million of 6 7/8% senior subordinated notes due 2014, and received proceeds of approximately $234 million, after offering related fees and expenses. On May 24, 2004, the Company used the net proceeds of the offering and available cash to redeem its $250.0 million principal amount of 8½% senior subordinated notes. The 6 7/8% senior subordinated notes are unsecured obligations and are subordinated in right of payment to the Company’s 9½% senior notes, and any existing or future senior indebtedness. Interest is payable on the notes at 6 7/8% per annum, payable semi-annually on April 15 and October 15 of each year, beginning October 15, 2004. Beginning April 15, 2009, the Company may redeem the notes, in whole or in part, initially at 103.438% of their principal amount, plus accrued interest, declining to 100% of their principal amount, plus accrued interest, at any time on or after April 15, 2012. In addition, before April 15, 2009, the Company may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount, plus accrued interest plus a make-whole premium. Before April 15, 2007, the Company may also redeem up to 35% of the notes at 106.875% of their principal amount using the proceeds from sales of certain kinds of capital stock. The notes include certain covenants restricting the incurrence of indebtedness and the making of certain restrictive payments, including dividends.

6.      COMMON STOCK OFFERING

     On April 7, 2004, the Company sold 14,720,000 shares of its common stock in an underwritten public offering, and received net proceeds of approximately $300.1 million. The Company used the net proceeds to repay the $100.0 million interim bridge loan facility, to repay borrowings under its credit facility, and to pay offering related fees and expenses.

7.      INVENTORIES

     Inventories are valued at the lower of cost or market using the first-in, first-out method. Market is net realizable value for finished goods and repair and replacement parts. For work in process, production parts and raw materials, market is replacement cost.

     Inventories at June 30, 2004 and December 31, 2003 were as follows:

	June 30,	December 31,
	2004	2003
Finished goods	$490.1	$285.3
Repair and replacement parts	293.1	270.2
Work in process, production parts and raw materials	294.5	248.1

Inventories, net	$1,077.7	$803.6

8.      ACCOUNTS RECEIVABLE SECURITIZATION

     At June 30, 2004, the Company had accounts receivable securitization facilities in the United States, Canada, and Europe totaling approximately $484.1 million. During the second quarter 2004, the Company amended certain provisions of its United States and Canada receivable securitization facilities including the expansion of the facilities by an additional $30.0 million and $10.0 million, respectively and to eliminate the ratings triggers in the facilities. At June 30, 2004 these additional amounts had not been utilized. Under the securitization facilities, wholesale accounts receivable are sold on a revolving basis to commercial paper conduits either on a direct basis or through a wholly-owned special purpose U.S. subsidiary. Outstanding funding under these facilities totaled approximately $438.4 million at June 30, 2004 and $448.4 million at December 31, 2003. The funded balance has the effect of reducing accounts receivable and short-term liabilities by the same amount. Losses on sales of receivables primarily from securitization facilities included in other expense, net were $3.8 million and $4.2 million for the three months ended June 30, 2004 and 2003, respectively, and were $7.6 million and $7.1 million for the six months ended June 30, 2004 and 2003, respectively.

9.      SEGMENT REPORTING

     The Company has four reportable segments: North America; South America; Europe/Africa/Middle East and Asia/Pacific. Each regional segment distributes a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each regional segment are based on the location of the third-party customer. During the first quarter of 2004, the Company modified its segment reporting from five reportable segments to four reportable segments. The Company no longer considers the Sprayers division a reportable segment under the requirements of SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information,” due to organizational changes and changes in the distribution and servicing of certain Sprayer products which became effective January 1, 2004. Therefore, the results for 2003 have been reclassified to conform to the current presentation. All intercompany transactions between the segments have been eliminated. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of operating income for one segment may not be comparable to another segment. Segment results for the three months and six months ended June 30, 2004 and 2003 are as follows:

Three Months Ended	North	South	Europe/Africa	Asia/
June 30,	America	America	/Middle East	Pacific	Consolidated
2004
Net sales	$391.1	$213.2	$759.7	$43.0	$1,407.0
Income from operations	14.5	37.1	57.5	8.2	117.3
2003
Net sales	$294.0	$100.0	$485.0	$23.7	$902.7
Income from operations	15.1	11.7	37.7	3.2	67.7

Six Months Ended	North	South	Europe/Africa	Asia/
June 30,	America	America	/Middle East	Pacific	Consolidated
2004
Net sales	$684.8	$388.1	$1,361.0	$88.8	$2,522.7
Income from operations	20.7	68.2	82.8	15.1	186.8
2003
Net sales	$574.1	$168.9	$870.0	$46.9	$1,659.9
Income from operations	24.9	20.6	67.0	6.2	118.7

     A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Segment income from operations	$117.3	$67.7	$186.8	$118.7
Corporate expenses	(9.4)	(5.4)	(17.0)	(11.0)
Restricted stock compensation expense	—	(0.1)	(0.3)	(0.2)
Restructuring and other infrequent income (expenses)	(6.0)	(19.2)	0.6	(26.2)
Amortization of intangibles	(3.8)	(0.4)	(7.8)	(0.8)

Consolidated income from operations	$98.1	$42.6	$162.3	$80.5